Exhibit 99.1

PRESS RELEASE

Blackbaud Announces Expansion in South Carolina
Philanthropic software leader’s new world headquarters makes space for 300 new jobs and an innovation hub to boost local community and nonprofit growth

Charleston, S.C. (May 18, 2016) - Blackbaud, Inc. (NASDAQ: BLKB), the leading provider of software and services for the global philanthropic community, today announced plans for a new world headquarters on Daniel Island in Berkeley County, South Carolina. Blackbaud’s state-of-the-art workplace and innovation center will expand its community outreach and is expected to create 300 additional high-tech jobs over the next five years.

Today’s announcement expands upon Blackbaud’s already rich contribution to developing the high-tech corridor in South Carolina. Blackbaud, which has operated in Berkeley County since 2000, is the largest publicly traded software company in the state and was recently recognized on Forbes’ 25 Fastest-Growing Public Tech Companies list. Nearly half of Blackbaud’s rapidly growing workforce resides in the Charleston area, proving the great potential that exists at the intersection point of high-tech and philanthropy in the East Coast’s burgeoning “Silicon Harbor.”

“For nearly 30 years we’ve called South Carolina home, and we’re proud to deepen our roots in this great state with this generational investment,” said Mike Gianoni, Blackbaud’s president and CEO. “This community is very important to us, and this project improves our ability to give back in even more meaningful ways while boosting the local economy. I’d like to thank the State of South Carolina, the South Carolina Department of Commerce, Berkeley County, and the City of Charleston for their continued support of Blackbaud, and for their commitment to making South Carolina a place where technology companies and those they employ can thrive.”

Once complete, the new, approximately 360,000-square foot, eco-friendly campus will ultimately accommodate thousands of the company’s global workforce, and will serve as a hub for the advancement of philanthropic interests in the Lowcountry and around the world. The new headquarters will offer unique community space to incubate emerging nonprofits and connect people with common interests. The site will also include facilities to host the company’s ongoing community development and corporate citizenship activities, like Camp Blackbaud, an employee-led STEM program that teaches elementary school children how to design and code.

“Today we’re proud to celebrate the continued success of one of our most innovative companies - Blackbaud,” said South Carolina Governor Nikki Haley. “Since 1989, Blackbaud has been a terrific member of the South Carolina family, and this new expansion speaks to the company’s commitment to our state and its people. The 300 new jobs created by this initiative are a milestone, not only for our Lowcountry community, but also for our state as a whole.”

Blackbaud, which was ranked among South Carolina’s best places to work for six consecutive years and recognized on Forbes’ America’s Best Midsize Employers list, plans to use the expansion to delight existing staff and attract top talent by adding innovative ideation and collaboration spaces, game rooms, ergonomic work stations, a coffee and tea bar, a modern cafeteria sourcing local food, a fitness center, hiking trails, and creative outdoor sporting, meeting and event space. “We are a purpose-driven company with employees who are deeply committed to advancing the social good movement,” said John Mistretta, Blackbaud’s executive vice president of Human Resources. “Our new headquarters project allows us to build a workplace that cultivates collaboration, promotes disruptive innovation and inspires employees to reach their full potential.”

To mark the announcement, Blackbaud made a $20,000 donation to Daniel Island Community Fund (DICF) to support its Cainhoy Elementary and Middle School initiatives.  The company chose to partner with DICF as a way to make a meaningful

Exhibit 99.1

PRESS RELEASE

investment in its own backyard, focusing on the education of disadvantaged youth in communities that neighbor its new facility.

Blackbaud was joined by both state and Charleston-area leaders to announce the news, including Berkeley County Supervisor Bill Peagler, City Council Member Gary White, and South Carolina Secretary of Commerce Bobby Hitt. “Thanks to dynamic companies like Blackbaud, South Carolina’s high-tech, knowledge economy continues to thrive. Today, we congratulate Blackbaud on all of the success it has achieved both within our borders and around the world,” said Hitt.

Holder Properties will build and lease the space to Blackbaud. Construction will begin in the fall of 2016 and expected to be completed in phases. Phase one of the new campus (planned for completion by 2018) will be located at the intersection of Fairchild Street and Central Island Street, while phase two will be located at the intersection of River Landing Drive and Fairchild Street. The company will remain at its current headquarters location at 2000 Daniel Island Drive until each new building is ready for occupancy.

About Blackbaud
Serving the worldwide philanthropic community for 35 years, Blackbaud (NASDAQ: BLKB) combines innovative software, services, and expertise to help organizations achieve their missions. Blackbaud works in over 60 countries to power the passion of approximately 35,000 customers, including nonprofits, K-12 private and higher education institutions, healthcare organizations, corporations, foundations, and other charitable giving entities. The company offers a full spectrum of cloud and on-premise solutions, as well as a resource network that empowers and connects organizations of all sizes. Blackbaud's portfolio of software and services supports nonprofit fundraising and relationship management, eMarketing, advocacy, accounting, payments and analytics, as well as grant management, corporate social responsibility, and education. Organizations use Blackbaud technology to raise, invest, manage and award more than $100 billion each year. Recognized as a top company, Blackbaud is headquartered in Charleston, South Carolina and has operations in the United States, Australia, Canada, Ireland and the United Kingdom. For more information, visit www.blackbaud.com.

Media Contact
Nicole McGougan
Public Relations
843.654.3307
media@Blackbaud.com

Forward-looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: general economic risks; uncertainty regarding increased business and renewals from existing customers; continued success in sales growth; management of integration of acquired companies and other risks associated with acquisitions; risks associated with successful implementation of multiple integrated software products; the ability to attract and retain key personnel; risks related to our dividend policy and share repurchase program, including potential limitations on our ability to grow and the possibility that we might discontinue payment of dividends; risks relating to restrictions imposed by the credit facility; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organization; technological changes that make our products and services less competitive; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from Blackbaud's investor relations department. All Blackbaud product names appearing herein are trademarks or registered trademarks of Blackbaud, Inc.